Calculation of Filing Fee Tables
S-8
Fortis Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common shares, without par value	Other	200,000	$ 41.00	$ 8,200,000.00	0.0001476	$ 1,210.32
Total Offering Amounts:						$ 8,200,000.00		$ 1,210.32
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,210.32
Offering Note
[1]	Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant's common shares ("Common Shares") that become issuable under the ITC Savings & Investment Plan by reason of any stock dividend, stock split or similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding Common Shares. In addition, pursuant to Rule 416(c), this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the ITC Savings & Investment Plan described herein. Pursuant to Rule 457(h)(2), there is no fee associated with the registration of indeterminate amount of interests to be offered or sold pursuant to the ITC Savings & Investment Plan described herein. The proposed maximum offering price per unit has been estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $41 per share, which is the average of the high and low prices of the Common Shares on July 29, 2024 as reported on the New York Stock Exchange.